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Exhibit 99.1

Contacts:	Brian W. Bethers President and CFO 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com	Robert G. Hunter Vice President, Finance 1-800 CONTACTS, INC. (801) 924-9800 investors@contacts.com

For Immediate Release

1-800 CONTACTS Announces First Quarter Results

        DRAPER, Utah, May 3, 2005 /PRNewswire-FirstCall/—1-800 CONTACTS, INC. (Nasdaq: CTAC), today reported results for its first quarter ended April 2, 2005.

        Net sales for the first quarter ended April 2, 2005 were $60.3 million, compared to $50.8 million for the comparable quarter of the prior year, a 19% increase. For the first quarter of fiscal 2005, the Company reported net income of $0.2 million, or $0.01 per diluted common share, compared to a net loss of $(2.2) million, or $(0.17) per diluted common share, for the first quarter of fiscal 2004.

        "We continue to see strength in our US retail business and progress in our international manufacturing operations as we invest in capacity expansion and in research and development for new products," said Jonathan Coon, Chief Executive Officer.

        Net sales and operating income for the Company's US retail business for the first quarter of fiscal 2005 were $56.4 million and $4.4 million, respectively, compared to net sales of $49.4 million and an operating loss of $(1.1) million for the first quarter of fiscal 2004. Net sales and operating loss for ClearLab, the Company's international manufacturing business, for the first quarter of fiscal 2005 were $4.3 million and $(2.0) million, respectively, compared to net sales of $1.4 million and an operating loss of $(1.1) million for the first quarter of fiscal 2004. ClearLab's results for the first quarter of fiscal 2005 include $1.0 million in license fees from the Company's Japanese license agreement, and $0.4 million of intercompany sales to the Company's US retail business.

        The Company's gross margin decreased slightly from 37.9% in the first quarter of fiscal 2004 to 37.3% in the first quarter of this year. The gross margin for the US retail business increased to 39.4% for the first quarter of fiscal 2005 from 38.3% in the first quarter of fiscal 2004.

        Advertising expenses for the first quarter of fiscal 2005 were $6.5 million, or 11% of net sales, compared to $8.8 million, or 17% of net sales, for the comparable quarter of the prior year. Legal and professional expenses for the first quarter of fiscal 2005 were $1.3 million compared to $1.8 million for the first quarter of the prior year.

        Research and development spending was constant as a percentage of net sales at 1.8% for the first quarter of both fiscal 2005 and 2004. Other operating expenses as a percentage of net sales decreased to 19.1% for the first quarter of fiscal 2005 from 19.4% for the first quarter of fiscal 2004. During the first quarter of fiscal 2005, other operating expenses as a percentage of net sales for the US retail business also decreased to 17.9% from 18.1% in the first quarter of fiscal 2004.

        For the second quarter of fiscal 2005, the Company expects US retail net sales of $55 million to $57 million, with operating income of approximately $3.5 million. For fiscal 2005, the Company expects to achieve US retail net sales in the range of $225 million to $230 million and US retail operating income of $18 million to $20 million. The Company plans to have adverting expenses of approximately $7 million during the second quarter and $23 million to $25 million during fiscal 2005.

        The Company expects ClearLab to achieve revenue of approximately $4.5 million to $5.0 million and an operating loss of approximately $(1.5) million for the second quarter of fiscal 2005. The Company continues to expect fiscal 2005 revenues for ClearLab in the range of $18 million to $23 million and operating income of close to break-even for the year.

        Mr. Coon stated, "We continue to focus on our vision of building a seamless experience for consumers by partnering with optical retailers and eye doctors nationwide. Our goal over the course of this year is to expand on our initial partnership with a regional optical chain in Utah to create a seamless experience for consumers nationwide. We are currently evaluating various parties to identify the best partners to achieve this goal. Our referral agreement with Cole National, which was acquired by Luxottica, was set to expire in March, but has been extended to the first of July."

        Brian Bethers, President and Chief Financial Officer, added, "To help us with this retail network, we have recently hired Michael L. Cohen, O.D. as Vice President of Professional Services. Dr. Cohen joins us after serving in the same professional role from 1995 through 2004 for Cole Vision Corporation. He has also served as the owner and principal of four professional offices, a technical and marketing consultant to contact lens manufacturers, and lecturer to industry organizations. Dr. Cohen has a Doctorate from the Pennsylvania State College of Optometry in Philadelphia, Pennsylvania. His post doctorate studies include advanced pharmacology, ocular therapy, and comprehensive ocular therapeutics."

        1-800 CONTACTS offers consumers an attractive alternative for obtaining replacement contact lenses in terms of convenience, price and speed of delivery. Through its easy-to-remember, toll-free telephone number, "1-800 CONTACTS" (1-800-266-8228), and its Internet web site, www.contacts.com, the Company sells almost all of the popular brands of contact lenses. 1-800 CONTACTS offers products at competitive prices, while delivering a high level of customer service.

        ClearLab develops and manufactures a wide range of disposable contact lens products and distributes these lenses in international markets. More information about ClearLab can be found at its website, www.clearlab.com.

        This news release contains forward-looking statements about the Company's future business prospects. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. Factors that may cause future results to differ materially from the Company's current expectations include, among others: general economic conditions, the health of the contact lens industry, inventory acquisition and management, manufacturing operations, governmental regulations, integrations and growth of the Company's acquisitions into its business, exchange rate fluctuations, advertising spending and effectiveness, the length of time required for completion of the Company's obligations under the Japanese license agreement, the ability to complete the milestones under the Japanese license agreement, the amount of license fees and royalties that will ultimately be received under the Japanese license agreement, unanticipated costs and expected benefits associated with the Japanese license agreement and the Company's supply agreements and related arrangements, development of a nationwide retail optical store network, research and development initiatives, prescription verification requirements of The Fairness to Contact Lens Consumers Act, and other regulatory considerations. Information on the Company's websites shall not be deemed to be part of this press release.

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	April 3, 2004	April 2, 2005
NET SALES	$50,849	$60,283
COST OF GOODS SOLD	31,553	37,775

Gross profit	19,296	22,508

OPERATING EXPENSES:
Advertising	8,815	6,538
Legal and professional	1,840	1,284
Research and development	892	1,055
Purchased in-process research and development	83	—
Other operating	9,882	11,517

Total operating expenses	21,512	20,394

INCOME (LOSS) FROM OPERATIONS	(2,216)	2,114
OTHER EXPENSE, net	(356)	(641)

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(2,572)	1,473
BENEFIT (PROVISION) FOR INCOME TAXES	366	(1,290)

NET INCOME (LOSS)	$(2,206)	$183

PER SHARE INFORMATION:
Basic and diluted net income (loss) per common share	$(0.17)	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	13,188	13,302

Diluted	13,188	13,493

OTHER DATA:
Depreciation	$889	$1,055
Amortization	787	1,071

Total depreciation and amortization	$1,676	$2,126

Depreciation and amortization included in the following captions:
Cost of goods sold	$462	$692
Research and development	18	27
Other operating	1,196	1,407

Total depreciation and amortization	$1,676	$2,126

SEGMENT INFORMATION:

	Quarter Ended
	April 3, 2004				April 2, 2005
	U.S.	International	Eliminations	Total	U.S.	International	Eliminations	Total
Net sales	$49,451	$1,398	$—	$50,849	$56,366	$4,288	$(371)	$60,283
Gross profit	18,930	366	—	19,296	22,187	603	(282)	22,508
Research and development	536	356	—	892	—	1,055	—	1,055
Purchased in-process research and development	—	83	—	83	—	—	—	—
Other operating expense	8,970	912	—	9,882	10,078	1,439	—	11,517
Income (loss) from operations	(1,149)	(1,067)	—	(2,216)	4,403	(2,007)	(282)	2,114

1-800 CONTACTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	January 1, 2005	April 2, 2005
ASSETS
CURRENT ASSETS:
Cash	$3,105	$1,120
Accounts receivable, net	3,178	3,616
Inventories, net	22,206	21,655
Deferred income taxes	1,328	1,564
Other current assets	3,944	3,394

Total current assets	33,761	31,349
PROPERTY, PLANT AND EQUIPMENT, net	20,618	20,438
DEFERRED INCOME TAXES, net of current portion	720	691
GOODWILL	34,320	34,219
DEFINITE-LIVED INTANGIBLE ASSETS, net	17,897	16,679
OTHER ASSETS	1,669	2,168

Total assets	$108,985	$105,544

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$1,632	$1,625
Current portion of capital lease obligations	47	46
Accounts payable and accrued liabilities	22,125	27,140

Total current liabilities	23,804	28,811

LONG-TERM LIABILITIES:
Line of credit	14,404	8,416
Long-term debt, net of current portion	8,170	7,707
Capital lease obligations, net of current portion	98	84
Deferred income tax liabilities	1,458	1,007
Other long-term liabilities	2,547	838

Total long-term liabilities	26,677	18,052

STOCKHOLDERS' EQUITY	58,504	58,681

Total liabilities and stockholders' equity	$108,985	$105,544

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1-800 CONTACTS Announces First Quarter Results